Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
September 2, 2009
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
     Re:     Basic Energy Services, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Basic Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $225,000,000 aggregate principal amount of the Company’s 11.625% Senior Secured Notes due 2014 (the “New Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for $225,000,000 aggregate principal amount of the Company’s issued and outstanding 11.625% Senior Secured Notes due 2014 (the “Old Notes”).
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Material United States Federal Income Tax Considerations” in the prospectus contained in the Registration Statement accurately describes the material United States federal income tax consequences to the holders described therein of the Exchange Offer.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the

Basic Energy Services, Inc.
September 2, 2009

Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Andrews Kurth LLP